EXHIBIT 99.1

2050 Motors Announces New President

February 13, 2018 09:30 ET | Source: 2050 Motors, Inc.

LAS VEGAS, Feb. 13, 2018 (GLOBE NEWSWIRE) — 2050 Motors (US OTC:ETFM) today announced that George S. Hedrick, former Vice President of North American Operations, was promoted and elected President of 2050 Motors, Inc. Michael Hu, the former President, has also been promoted to Chairman of the Board and will also be in charge of International Relations between China and the USA for 2050 Motors.

Mr. Hedrick stated, “We intend to proceed with a more aggressive plan for 2050 Motors. The Company was founded to develop the next generation of clean, lightweight, efficient vehicles and other green technologies. These technologies include fuels, hybrids, advanced materials, new batteries and low-cost carbon fiber vehicles. Our long-term relationships with other companies for a variety of game-changing technologies have been very fruitful. 2050 Motors has proceeded with this plan and, under my presidency, the Company will endeavor to pursue these valuable relationships we have formulated bringing to the US the next generation of efficient and clean transportation. 2050 Motors is now reviewing management resumes with the goal of bringing new automotive technology expertise to spearhead our organization.”

About 2050 Motors, Inc.

2050 Motors, Inc. (http://2050motors.com/about-us.html) is a publicly traded company founded to develop and produce the next generation of clean, lightweight, efficient vehicles and their associated technologies. Some of these technologies include alternative renewable fuels, hybrid electric vehicles, advanced graphene lithium batteries and low-cost carbon fiber vehicles. The Company has been successful in forming long-term relationships and exclusive contracts for a variety of game-changing technologies.

Disclosure Statement

Statements in this press release about our future expectations, including without limitation, the likelihood that 2050 Motors will be able to leverage capital markets to execute its growth strategy, meet US DOT requirements, meet minimum sales expectations, will be successful and profitable in the US market, and will bring significant value to 2050 Motors’ stockholders, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and our actual results could differ materially from expected results. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

CONTACT:
George Hedrick,
President
2050 Motors, Inc.
(702) 591-6029
info@2050motors.com